Exhibit 10.18

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Richard Corbin (hereinafter referred to as "Mr. Corbin") and Elantec Semiconductor, Inc. (hereinafter referred to as "Elantec").

                                    RECITALS

A. Mr. Corbin has been employed by Elantec as Vice President of Technology since September 1987.

B. On the terms and subject to the conditions described in this Agreement, Mr. Corbin and Elantec now desire to discontinue the employment relationship between them.

     Now, therefore, in consideration of the premises and mutual promises herein contained, and in consideration of the terms set forth herein, it is agreed as follows:

     1. Mr. Corbin hereby resigns as Vice President of Technology and Elantec hereby accepts such resignation, effective March 31, 1999 (the "Resignation Date"); however, Elantec has the right to delay the Resignation Date to May 31, 1999. The other provisions of this Agreement will take effect on the date that is seven days after the Resignation Date (the "Closing Date").

     2. Elantec agrees to continue to employ Mr. Corbin at his current salary rate of approximately $11,667 per month for a period of 12 months after the Closing Date (the "Payment Period"), to be paid (less regular payroll deductions and applicable withholdings) on Elantec's normal payroll dates. During the Separation Period (defined below), Mr. Corbin will continue to make himself available up to 20 days over the 12 month Separation Period at mutually agreeable times to consult with Elantec. Elantec will also continue, at its expense, to the extent possible, Mr. Corbin's ongoing medical (including Seciton 125 plan benefits), dental and life insurance benefits under the terms of Elantec's benefit programs during the Payment Period. If Mr. Corbin accepts employment with another employer during the Payment Period and Mr. Corbin qualifies for comparable insurance benefits from such employer, Elantec will pay in one lump sum the balance of the salary that would become due for the remainder of the Payment Period under this Agreement and Mr. Corbin will no longer be entitled to such medical, dental and life benefits from Elantec. In addition, Mr. Corbin may elect at any time during the Payment Period to receive payment in one lump sum the balance of the salary that would become due for the remainder of the Payment Period under this Agreement, provided that he waives all further rights to such medical, dental and life insurance benefits after the date of payment.



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     3.   In  addition,  Elantec  agrees  that Mr.  Corbin's  total  outstanding options at his Resignation Date will continue to vest in accordance with their terms during the 12 months following the Closing Date (the
          "Separation   Period")   regardless  of  whether  Mr.  Corbin  accepts
          employment with another employer so long as Mr. Corbin complies with his obligations under this Agreement. Those options will expire in accordance with their terms three months after the end of such 12 month period. Mr. Corbin will have no other options or rights to purchase any shares of Elantec stock.

     4. Effective as of the Resignation Date, Mr. Corbin is no longer authorized to incur any expenses, obligations or liabilities on behalf of Elantec. Mr. Corbin agrees to submit to Elantec no later than the Closing Date, all documentation then available to him reflecting reasonable expenses incurred by Mr. Corbin on behalf of Elantec. Elantec agrees to reimburse Mr. Corbin for such reasonable expenses on the Closing Date. Should documentation for any additional such reasonable expenses come to Mr. Corbin's attention thereafter, he will have up to one month after the Closing Date to submit those expenses to Elantec, and will be reimbursed for any such additional expenses within one week after they are submitted.

     5. Mr. Corbin understands and agrees that on or before the Closing Date he will identify to Elantec and turn over to Elantec all files, memoranda, records (and copies thereof), and other physical or personal property which Mr. Corbin received from Elantec and which are the property of Elantec.

     6. Mr. Corbin agrees to be bound by the terms of his Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A (the "Employee Agreement"). In addition, Mr. Corbin agrees that during the Separation Period he will not (a) as a consultant, employee, officer or director or in any other capacity solicit or actively recruit any employee of Elantec to leave his or her employment with Elantec, or (b) disparage Elantec.

     7. Except for breach of this Agreement, and any claims for vested benefits under Elantec's 401(k) plan, Mr. Corbin hereby releases and discharges Elantec, its successors, subsidiaries, employees, officers, directors, agents, attorneys, representatives and shareholders from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which Mr. Corbin has or may hereafter have occurring on or prior to his Resignation Date and arising out of or in any way connected with his employment with or position as an officer of Elantec. Except for breach of this Agreement, Elantec hereby releases and discharges Mr. Corbin from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which Elantec has or may hereafter have occurring on or prior to his Resignation Date and arising out of or in any way connected with Mr. Corbin's employment with, or position as an officer of Elantec, except for any breach by Mr. Corbin of


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          his Employee Agreement. Mr. Corbin represents that he has not breached any of the terms or conditions of the Employee Agreement.

     8. Elantec and Mr. Corbin represent and agree with each other to keep the terms and amount of this Agreement completely confidential, and not to disclose any information concerning this Agreement to anyone, except that Mr. Corbin may disclose the terms of this Agreement to his spouse, attorney and tax preparer, if any, and Elantec may disclose the terms of this Agreement to its accountants, attorneys and tax preparers, and either party may disclose the terms of this Agreement to the extent required by law.

     9. Mr. Corbin presents and acknowledges that he has carefully read and fully understands all of the provisions of this Agreement which sets forth the entire agreement between the parties. This Agreement supersedes and all prior agreements or understandings between the parties, including but not limited to any Employee Agreement (except for paragraphs 7 and 14 thereof), and all corporate policies, practices or procedures pertaining to the subject matter of this Agreement.

     10. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California (excluding that body of law governing choice of law). The parties hereto agree that any action relating to or arising out of this Agreement shall be brought in California State Courts in Santa Clara County, California, or in the Federal District Court for the Northern District of California, and each party hereby consents to the jurisdiction of such courts.

ELANTEC SEMICONDUCTOR, INC.

/s/  James V. Diller                            /s/  Richard Corbin
---------------------------                     --------------------------------
James V. Diller
President &
Chief Executive Officer


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                              Employment Agreement

                                 March 15, 1999

     This Employment Agreement is made and entered into by and between Richard Corbin (hereinafter referred to as "Mr. Corbin") and Elantec Semiconductor, Inc. (hereinafter referred to as "Elantec").

     1. Mr. Corbin hereby agrees to remain a regular full-time employee of Elantec for a minimum of 12 months, commencing March 15, 1999 through March 15, 2000.

     2. Elantec has the option to extend Mr. Corbin's employment with the Company for two additional six-month periods to commence on:

               a)   March 16, 2000 through September 16, 2000

               b)   September 16, 2000 - March 16, 2001

     3. Elantec will provide Mr. Corbin with thirty days advance notice if the Company decides to terminate his employment prior to utilizing the extension option outlined in Item 2.

     4. Upon termination of Mr. Corbin's employment, the attached Separation Agreement (Exhibit A) will then become effective.

               i. The resignation date in Paragraph 1 of the Separation Agreement shall be amended to reflect Mr. Corbin's actual termination date.


/s/  Richard Corbin                                  /s/  James V. Diller
---------------------------------                    ---------------------------
Richard Corbin                                       James V. Diller
                                                     President &
                                                     Chief Executive Officer